Exhibit 3.1

Amended Code of By-Laws
(specific sections amended and approved November 28, 2007)

2.02. Principal Office and Resident Agent - Power to Change. The postoffice address of the principal office of the Corporation is 500 Washington Street, Columbus, Indiana 47201, and the postoffice address of its Resident Agent in charge of such office is ~~John A~~Matthew F. ~~Nash~~Souza, 500 Washington Street, Columbus, Indiana 47201. The location of its principal office, or the designation of its Resident Agent, or both, may be changed at any time or from time to time, ~~when authorized by the Board of Directors, by filing with the Secretary of State of the State of Indiana, on or before the day any such change is to take effect, or within five (5) days after the death of the Resident Agent or other unforeseen termination of his agency, a certificate signed by the President or a Vice President, and the Secretary or an Assistant Secretary, of the Corporation, and verified under oath by one of such officers signing the same, stating the change to be made and reciting that such change is made pursuant to authorization by the Board of Directors.~~ in accordance with the Act.

3.07. ~~Closing of Books or~~ Fixing of Record ~~Dates~~Date for Distributions. For the purpose of determining Shareholders entitled to receive payment of any dividend or ~~in order to make a determination of Shareholders for any other proper purpose, except as otherwise provided in section 4.069 of these By-Laws~~other distribution, the Board of Directors may ~~provide that the share transfer books shall be closed for a stated period, but not to exceed, in any case, fifty (50) days, or may fix in advance a record date for such purpose, such date in any case not to be more than fifty (50) days prior to the date on which the action requiring such determination of Shareholders, is to be taken. If the share transfer books are not closed and no record date is fixed for the determination of Shareholders entitled to receive payment of a dividend, the end of the day on which the resolution of the Board of Directors declaring such dividend is adopted shall be the record date for such determination.~~fix a record date. If the Board of Directors does not fix a record date with respect to any dividend or other distribution (other than one involving a repurchase or reacquisition of shares), it is the date the Board of Directors authorizes the distribution.

4.01. Place and Time of Meetings. All meetings of Shareholders of the Corporation shall be held at such time of day and place, within or without the State of Indiana, as ~~may be specified in the respective notices or waivers of notice thereof, or proxies to represent Shareholders thereat.~~shall be determined by the Board of Directors or by the Chairman in consultation with the director selected by the Board of Directors as its lead director from time to time (the "Lead Director").

~~4.02. Annual Meeting. The annual meeting of the Shareholders for the election of Directors and for the transaction of such other business as may properly come before the meeting, shall be on or before the last day of May of each year, the date to be set by the Board of Directors of the Corporation. Failure to hold the annual meeting at the designated time shall not work any forfeiture or a dissolution of the Corporation.~~

4.02. Annual Meeting

4.021. Date. The annual meeting of the Shareholders for the election of Directors and for the transaction of such other business as may properly come before the meeting, shall be on or before the last day of ~~May~~June of each year, the date to be set by the Board of Directors of the Corporation. Failure to hold the annual meeting at the designated time shall not work any forfeiture or a dissolution of the Corporation, and shall not affect the validity of any corporate action.

4.022. Method of Participation. Any or all shareholders may participate in an annual meeting by, or through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in a meeting by this means is deemed to be present in person at the meeting.

4.03. Special Meeting. Special meetings of the Shareholders may be called by the Chairman, by the President, by the Board of Directors, or by Shareholders holding of record not less than one-fourth (1/4) of all of the Shares outstanding and entitled by the Articles of Incorporation to vote on the business proposed to be transacted thereat.

4.04. Notice of Meetings. ~~A written or printed notice, stating~~The Secretary, or other officer or person calling the meeting, shall notify by any means permitted by the Act each Shareholder of record entitled to vote at the meeting, at such address as appears upon the records of the Corporation, of the place, day and hour of the meeting ~~, and in~~ at least ten (10) but no more than sixty (60) days before the meeting date. In case of a special meeting, or when required by any other provision of the Act, or the Articles of the Incorporation, or By-Laws, the purpose or purposes for which the meeting is called, shall be ~~delivered or mailed by the Secretary, or by the officers or persons calling the meeting, to each Shareholder of record entitled by the Articles of Incorporation and by the Act to vote at such meeting, at such address as appears upon the records of the Corporation, at lest ten (10) days before the date of the meeting~~included in the notice. Notice of any such meeting may be waived ~~in writing by any Shareholder, if the waiver sets forth in reasonable detail the purpose or purposes for which the meeting is called, and the time and place thereof.~~ by any Shareholder by delivering a written waiver to the Secretary before or after such meeting. Attendance at any meeting in person, or by proxy when the instrument of proxy sets forth in reasonable detail the purpose or purposes for which the meeting is called shall constitute a waiver of notice of such meeting. Each Shareholder, who has in the manner above provided waived notice of a Shareholders' meeting, or who personally attends a Shareholders' meeting, or is represented thereat by a proxy authorized to appear by an instrument of proxy complying with the requirements above set forth, shall be conclusively presumed to have been given due notice of such meeting.

4.066. Proxies. A Shareholder may vote, either in person or by proxy executed in writing or transmitted by any method permitted by the Act by the Shareholder~~,~~ or a duly authorized attorney-in-fact. No proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein.

4.069. Fixing of Record Date to Determine Shareholders Entitled to Vote. For the purpose of determining Shareholders entitled to vote at any meeting of Shareholders or any adjournment thereof, the Board of Directors, may fix in advance a date as the record date for any such determination of Shareholders, such date in any case to be not more than ~~fifty~~seventy (~~50~~70) days prior to the date of such meeting. In the absence of such a determination by the Board of Directors, such date shall be ten (10) days prior to the date of such meeting. ~~Any person who acquires title to a Share after the record date shall upon written request to the Shareholder of record be entitled to receive from the Shareholder of record a proxy, with power of substitution, to vote that Share.~~

5.04. Regular Meetings. Regular meetings of the Board of Directors may be held ~~with notice by letter, telegram, cable, radiogram, telephone, or radiophone, or without any notice whatever,~~without notice and at such place and times, as may be ~~fixed~~determined from time to time by ~~resolution of the Board of Directors~~the Chairman in consultation with the Lead Director.

5.05. Special Meetings. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, the Lead Director, the President or any Vice-President, and shall be called on the written request of one-fourth (1/4) of the directors. ~~Notice of such a special meeting shall be sent by the~~The Secretary or an Assistant Secretary ~~to each director at his residence or usual place of business by letter, telegram, cable or radiogram, delivered for transmission~~shall notify, by any means permitted by the Act, each director not later than the second ~~day immediately preceding the day for the meeting, or by word of mouth telephone, or radiophone received not later than during the~~ day immediately preceding the day for the meeting. In lieu of such notice, a director may sign a written waiver of notice either before the time of the meeting, at the time of the meeting, or after the time the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of the meeting. Any meeting of the Board of Directors for which notice is required shall be a legal meeting, without notice thereof having been given, if all the directors, who have not waived notice thereof in writing, shall be present in person.

5.06. Place of Meetings. The directors may hold their meetings, have one or more offices, and keep the books of the Corporation, except as may be provided by law, within or without the State of Indiana, at any office or offices of the Corporation, or at any other place, as they may from time to time by resolution determine. ~~If the resolution of the Board of Directors calling a regular meeting or the written request calling a special meeting expressly provides, a~~A meeting of the Board of Directors may be held by conference telephone call or any other medium which allows each director to participate in discussions and to hear the views of the other directors. If a meeting is held, the directors connected to the conference telephone call or other medium shall be counted as present in person at the meeting for the purpose of determining a quorum.

6.01. Designation of Executive Committee. The Board of Directors may, by resolution adopted by a majority of the actual number of directors elected and qualified, from time to time, designate three (3) or more non-management directors (a majority of which shall be "independent" as determined by the Board of Directors in accordance with guidelines of the New York Stock Exchange and other applicable regulations) to constitute an executive committee, which committee, to the extent provided in such resolution, shall have and exercise the authority of the Board of Directors, but the designation of such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law. No member of the executive committee shall continue to be a member thereof after he ceases to be a director of the Corporation. The Board of Directors shall have the power at any time to increase or diminish the number of members of the executive committee, to fill vacancies thereon, to change any member thereof, and to change the functions or terminate the existence thereof. The Lead Director shall chair the executive committee.

6.05. Audit Committee. The Board of Directors shall by resolution adopted by a majority of the actual number of directors elected and qualified, from time to time, designate two or more of its members who are not officers, to constitute an Audit Committee of the Board of Directors. The Audit Committee shall have~~,~~ and may exercise the authority of the Board of Directors to the extent provided in such resolutions, as to matters relating to the appointment of independent certified public accountants, the reliability of financial statements, the adequacy of financial controls, the conduct of audits, and such investigations of other financial or operational matters related to the Company as the Board of Directors shall direct. The Audit ~~related to the~~ Committee shall make appropriate reports and other related recommendations to the Board (which reports may be relied upon by members of the Board of Directors who are not members of the Audit Committee, as to matters within the Audit Committee's designated authority, if the director reasonably feels the Committee merits confidence and has no knowledge concerning the matter in question that would cause such reliance to be unwarranted). A member of the Board of Directors who is not a member of the Audit Committee shall not be liable for any action taken by the Committee if the member has acted in good faith and in a manner reasonably believed to be in the best interests of the Corporation.

7.01. Number. The officers of the Corporation shall consist of the Chairman of the Board of Directors, if elected, the President, one or more Vice-Presidents, if elected, (to be classified as determined by the Board of Directors, as Executive Vice-Presidents, Senior Vice-Presidents, First Vice-Presidents, Vice-Presidents or Assistant Vice-Presidents), the Treasurer, the Secretary, and such other officers (including a controller) and ~~assistants~~assistant officers as the Board of Directors may appoint. Any two or more offices may be held by the same person, except that the duties of the President and Secretary shall not be performed by the same person.

7.06. The Chairman of the Board & Chief Executive Officer. The Chairman of the Board and Chief Executive Officer, if elected, who shall be chosen from among the directors, shall preside at all meetings of the Board of Directors and the Shareholders. He shall discharge all the usual functions of the chief executive officer of a corporation and shall perform such other duties as the Board of Directors may from time to time assign to him. In the case of the death of the Chairman and CEO, or in the case of his absence or inability to act without having designated an officer to act temporarily in his place, the officer so to perform the duties of the Chairman and CEO shall be designated by the ~~Chairman of the Executive Committee~~Lead Director (serving as chairman of the executive committee of the Board).

7.07. The President. In the absence of the Chairman of the Board, the President shall preside at all meetings of the Shareholders and at meetings of the Board of Directors. He shall exercise such duties as customarily pertain to the office of the ~~President~~president and shall have general and active supervision over the property, business and affairs of the Corporation and over its several ~~Officers~~officers. He may appoint officers, agents or employees other than those appointed by the Board of Directors and shall perform such other duties as may be prescribed from time to time by the Board of Directors or by the By-Laws.